[Intercompany Sale Agreement]

RECEIVABLES SALE AGREEMENT

Dated as of May 21, 2004

Between

YELLOW TRANSPORTATION, INC. and ROADWAY EXPRESS, INC.,

as the Originators,

and

YELLOW ROADWAY RECEIVABLES FUNDING CORPORATION,

as the Buyer

EXHIBIT I DEFINITIONS	29

EXHIBIT II CHIEF EXECUTIVE OFFICE OF THE ORIGINATORS; LOCATIONS OF RECORDS; TRADE NAMES; FEDERAL EMPLOYER IDENTIFICATION NUMBERS; ORGANIZATIONAL IDENTIFICATION NUMBERS	33

EXHIBIT III FORM OF COMPLIANCE CERTIFICATE	34

EXHIBIT IV CREDIT AND COLLECTION POLICY	36

EXHIBIT V FORM OF SUBORDINATED NOTE	55

SCHEDULE A DOCUMENTS AND RELATED ITEMS TO BE DELIVERED ON OR PRIOR TO THE INITIAL PURCHASE	58

ii

THIS RECEIVABLES SALE AGREEMENT, dated as of May 21, 2004, is by and between YELLOW TRANSPORTATION, INC., an Indiana corporation (“YTI”), and ROADWAY EXPRESS, INC., a Delaware corporation (“REI” and, together with YTI, the “Originators”), as sellers, and YELLOW ROADWAY RECEIVABLES FUNDING CORPORATION, a Delaware corporation, as purchaser (the “Buyer”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto or, if not defined therein, the meanings attributed to such terms in the Purchase Agreement hereinafter described.

PRELIMINARY STATEMENTS

Each of the Originators now owns, and from time to time hereafter will own, Receivables. Each of the Originators wishes to sell and assign to the Buyer, and the Buyer wishes to purchase from such Originator, all right, title and interest of such Originator in and to the Receivables originated by it now and hereafter arising.

Each of the Originators and the Buyer believe that it is in their mutual best interests for such Originator to sell the Receivables originated by such Originator to the Buyer and for the Buyer to purchase such Receivables.

Each of the Originators and the Buyer intends this transaction to be a true sale of the Receivables from such Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and neither of the Originators nor the Buyer intends this transaction to be, or for any purpose to be characterized as, a loan from the Buyer to such Originator.

Upon purchasing the Receivables from the Originators, the Buyer will sell interests in all or a portion of the Receivables pursuant to that certain Receivables Purchase Agreement dated as of May 21, 2004 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Purchase Agreement”) among the Buyer, Falcon Asset Securitization Corporation (“Falcon”), Blue Ridge Asset Funding Corporation (“Blue Ridge”), Wachovia Bank, National Association, individually and as Blue Ridge Agent, and Bank One, NA, individually (“Bank One”), as Falcon Agent and as Administrative Agent.

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1. Purchases of Receivables.

(a) Effective on the date of the initial Purchase hereunder, in consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, each of the Originators does hereby sell, assign, transfer, set-over and otherwise convey to the Buyer, without recourse (except to the extent expressly provided herein), and the Buyer does hereby purchase from such Originator, on the terms and subject to the conditions set forth herein, all of such Originator’s right, title and interest in and to all Receivables originated by such Originator and existing as of the close of business on the date of such initial Purchase and all Receivables thereafter arising, together, in each case, with all Related Security relating there to and all Collections thereof; provided, however, that in no event shall the Buyer purchase or shall any Originator sell, any Receivable arising after the Termination Date.

On the date of the initial Purchase, the Buyer shall acquire all of each Originator’s right, title and interest in and to all Receivables existing as of the close of business on such date (together with all Related Security relating thereto and all Collections thereof). Thereafter, through and including the Termination Date, the Buyer shall acquire all of each Originator’s right, title and interest in and to all Receivables which were not previously purchased by the Buyer hereunder upon the creation of such Receivables (together with all Related Security relating thereto and all Collections thereof), provided that the acquisition by the Buyer of such right, title and interest of each Originator in connection with each Purchase hereunder is conditioned upon and subject to such Originator’s receipt of the Purchase Price therefor in accordance with Section 1.2 below. In connection with consummation of any Purchase hereunder, the Buyer may request that the applicable Originator deliver, and such Originator shall deliver, such approvals, opinions, information, reports or documents as the Buyer may reasonably request.

(b) It is the intention of the parties hereto that each Purchase of Receivables made hereunder shall constitute a “sale of accounts,” as such term is used in Article 9 of the UCC for all purposes other than financial accounting purposes, which sales are absolute and irrevocable and provide the Buyer with the full benefits and risks of ownership of the Receivables. Except for the Purchase Price Credits owed pursuant to Section 1.3 hereof, each sale of Receivables hereunder is made without recourse to any Originator; provided, however, that (i) the applicable Originator shall be liable to the Buyer for all representations, warranties and covenants made by such Originator pursuant to the terms of the Transaction Documents, and (ii) such sale does not constitute and is not intended to result in an assumption by the Buyer or any assignee thereof of any obligation of the applicable Originator or any other Person arising in connection with the Receivables originated by such Originator, the related Contracts and/or other Related Security or any other obligations of such Originator. In view of the intention of the parties hereto that the Purchases of Receivables made hereunder shall constitute sales of such Receivables rather than loans secured by such Receivables, each Originator agrees on or prior to the date hereof to mark its master data processing records relating to the Receivables with a legend, acceptable to the Buyer, evidencing that the Buyer has purchased such Receivables as provided in this Agreement and to note in its financial statements that its Receivables have been sold to the Buyer. Upon the request of the Buyer or any Agent, each Originator will execute (if required) and file (or authorize the filing of) such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of the Buyer’s ownership interest in the Receivables, the Related Security and the Collections, or as the Buyer or any Agent may reasonably request. In addition, each Originator will, upon request, make available to the Buyer or to the Servicer the original copy of each Contract under which a Receivable has arisen.

Section 1.2. Payment for the Purchases.

(a) The Purchase Price for the initial Purchase of Receivables from each of the Originators shall be payable in full by the Buyer to such Originator on the date of such initial Purchase, and shall be paid to such Originator in the following manner:

(i) by delivery of immediately available funds, to the extent of funds made available to the Buyer in connection with its subsequent sale of an interest in such Receivables to the Purchasers under the Purchase Agreement,

(ii) by the issuance of equity to Yellow Roadway Corporation such equity having a fair market value of not less than the greater of (A) $3,000,000 and (B) three percent (3%) of the aggregate Capital outstanding at such time under the Purchase Agreement, and

(iii) the balance, with the proceeds of a Subordinated Loan.

The Purchase Price for each Purchase from each Originator after the initial Purchase shall become due and owing in full by the Buyer to such Originator or its designee on the date of such Purchase (except that the Buyer may, with respect to any such Purchase, offset against such Purchase Price any amounts owed by such Originator to the Buyer hereunder and which have become due but remain unpaid) and shall be paid to such Originator in the manner provided in the following paragraphs (b), (c) and (d).

(b) With respect to any Purchase hereunder, at the time of settlement of the Purchase Price therefor pursuant to paragraph (d) below, the Buyer may elect to pay all or any part of, the applicable Purchase Price by borrowing from the applicable Originator a subordinated revolving loan (each, a “Subordinated Loan”), and such Originator, subject to the remaining provisions of this paragraph, irrevocably agrees to advance such Subordinated Loan in the amount so specified by the Buyer (which amount, unless otherwise specified by the Buyer, shall be deemed to be the lesser of (i) the aggregate Purchase Price which remains owing to such Originator in connection with such settlement after giving effect to funds received by such Originator which have been applied thereto, and (ii) the maximum Subordinated Loan which may then be borrowed under the restrictions set forth in the following sentence). Notwithstanding the foregoing, no Originator shall be committed to make any Subordinated Loan (and the Buyer’s right to make the election described hereinabove shall not be effective), if and to the extent that, as of the end of the last Business Day of the Calculation Period to which such settlement relates (or such other date of determination as may be applicable pursuant to the proviso in paragraph (c) below) and as a result of making such loan, either: (1) the aggregate outstanding amount of the Subordinated Loans would exceed an amount equal to the sum of (w) the aggregate Outstanding Balance of the Eligible Receivables at such time, plus (x) 97% of the aggregate Outstanding Balance of Receivables which are not Eligible Receivables at such time, minus (y) the aggregate Capital outstanding at such time under the Purchase Agreement, or (2) the Buyer’s net worth would be equal to an amount that is less than the greater of (A) $3,000,000 or (B) three percent (3.00%) of the aggregate Capital outstanding at such time under the Purchase Agreement, or (3) the amount of the Subordinated Loan then being made would exceed an amount equal to the Purchase Price payable in connection with the Purchases during such Calculation Period minus funds then being made available under the Purchase Agreement or otherwise then available to the Buyer during or with respect to such Calculation Period (or such other date or period, if applicable). The Subordinated Loans made by each Originator shall be evidenced by, and shall be payable in accordance with the terms and provisions of, a promissory note in the form of Exhibit V hereto (each, a “Subordinated Note”) and shall be payable solely from funds which the Buyer is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the Agents and/or the Purchasers.

(c) In the case of any Purchase subsequent to the initial Purchase, if the Buyer has insufficient funds to pay in full the applicable Purchase Price (after taking account of the proceeds of Subordinated Loans available to the Buyer), then the Originator shall be deemed to have contributed to the capital of the Buyer Receivables having a Purchase Price equal to the otherwise unpaid portion of the total Purchase Price owing for such Purchase, which capital contributions shall be determined on an aggregate basis for the Monthly Period in which such Purchase occurred in connection with the settlement for such Monthly Period effected pursuant to paragraph (d) below; provided, however, that no such deemed capital contribution shall be made from and after the date on which the Originator notifies the Buyer in writing that it has designated a date as the Termination Date, and the Originator shall not be obligated to convey Receivables to the Buyer or otherwise consummate Purchases hereunder from and after such date unless the Originator reasonably determines that the Purchase Price therefor will be satisfied with funds available to the Buyer from Collections or otherwise or with the proceeds of Subordinated Loans.

(d) On each Business Day during a Calculation Period after the date of the initial Purchase, all Collections available to the Buyer (after setting aside amounts required to be set aside for the benefit of, or otherwise paid over to, the Agents and/or the Purchasers in accordance with the Purchase Agreement) shall be paid directly to the applicable Originator and, subject to receipt by such Originator of its share of the sub-Servicer Fee payable by the Buyer pursuant to Section 5.6 hereof for the Calculation Period in which such Business Day occurs, shall be applied as payments toward the Purchase Price of Receivables conveyed by such Originator to the Buyer during such Calculation Period. Although amounts shall be paid directly to the Originators on a daily basis in accordance with the first sentence of this paragraph, settlement of the Purchase Price between the Buyer and each Originator shall be effected on a monthly basis with respect to all Purchases within the same Calculation Period concurrently with the delivery of the Monthly Report relating to such Calculation Period pursuant to Section 5.5 hereof and based on the information contained therein. In addition to such other information as may be included therein, each Monthly Report shall set forth the following with respect to the related Calculation Period: (i) the aggregate Outstanding Balance of Receivables created and conveyed by such Originator in Purchases during such Calculation Period, (ii) the aggregate Purchase Price payable to such Originator in respect of such Purchases, specifying the Discount Factor in effect for such Calculation Period and the aggregate Purchase Price Credits deducted in calculating such aggregate Purchase Price, (iii) the aggregate amount of funds received by such Originator during such Calculation Period which are to be applied toward the aggregate Purchase Price owing for such Calculation Period pursuant to the first sentence of this paragraph, and (iv) the increase or decrease in the amount outstanding under the applicable Subordinated Note as of the end of such Calculation

Period after giving effect to the application of funds toward the aggregate Purchase Price and the restrictions on Subordinated Loans set forth in paragraph (b) above. Although settlement shall be effected concurrently with the delivery of each Monthly Report, increases or decreases in the amount owing under the Subordinated Notes made pursuant to paragraph (b) above, and contributions to capital pursuant to paragraph (c) above, shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.

Section 1.3. Purchase Price Credit Adjustments. If on any day the Outstanding Balance of a Receivable is either (x) reduced as a result of any defective services or damage to shipped goods, any cash discount or any adjustment by the applicable Originator (whether individually or in its performance of duties as a Sub-Servicer), or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction and whether such claim relates to such Originator or any Affiliate thereof) or (z) is otherwise reduced as a result of any of the factors set forth in the definition of Dilutions, then, in such event, the Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable hereunder equal to the full amount of such reduction or cancellation. If such Purchase Price Credit exceeds the Original Balance of the Receivables to be sold hereunder on any date, then the applicable Originator shall pay the remaining amount of such Purchase Price Credit in cash on the next succeeding Business Day; provided that, if the Termination Date has not occurred, such Originator shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under the Subordinated Note.

Section 1.4. Payments and Computations, Etc. All amounts to be paid or deposited by the Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of the applicable Originator designated from time to time by such Originator or as otherwise directed by such Originator. In the event that any payment owed by any Person hereunder becomes due on a day which is not a Business Day, then such payment shall be made on the next succeeding Business Day. Any amount due hereunder which is not paid when due hereunder shall bear interest at the Base Rate as in effect from time to time until paid in full; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Section 1.5. Transfer of Records.

(a) In connection with the Purchases of Receivables hereunder, each Originator hereby sells, transfers, assigns and otherwise conveys to the Buyer all of such Originator’s right and title to and interest in the Records relating to all Receivables sold hereunder, without the need for any further documentation in connection with any Purchase. In connection with such transfer, each Originator hereby grants to each of the Buyer and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by such Originator to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by such Originator or is owned by others and used by such Originator under license agreements with respect thereto, provided that should the consent of any licensor of such Originator to such grant of the license described herein be required, such Originator hereby agrees that upon the request of the Buyer (or the Administrative Agent as the Buyer’s assignee) it will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable, and shall terminate on the date this Agreement terminates in accordance with its terms.

(b) Each Originator (i) shall take such action requested by the Buyer and/or any Agent, from time to time hereafter, that may be necessary or appropriate to ensure that the Buyer and its assigns under the Purchase Agreement have an enforceable ownership interest in the Records relating to the Receivables purchased from such Originator hereunder and (ii) shall use its reasonable efforts to ensure that the Buyer and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

Section 1.6. Characterization. If, notwithstanding the intention of the parties expressed in Section 1.1(b), the conveyance by each Originator to the Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale, this Agreement shall constitute a security agreement under the UCC and other applicable law. For this purpose, each Originator hereby grants to the Buyer a duly perfected security interest in all of such Originator’s right, title and interest in, to and under the Receivables, the Collections, each Collection Account, all Related Security, all payments on or with respect to such Receivables, all other rights relating to and payments made in respect of the Receivables, and all proceeds of any thereof, in each case, whether now owned or existing or hereafter acquired or arising, which security interest shall be prior to all other liens on and security interests therein. After an Event of Default, the Buyer and its assignees shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Originators’ Representations and Warranties. Each Originator hereby represents and warrants, individually and in its capacity as Sub-Servicer, to the Buyer and its assigns that:

(a) Corporate Existence and Power. Such Originator is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which it conducts its business and where the failure to obtain such license, authorization, consent or approval would have a Material Adverse Effect.

(b) No Conflict. The execution, delivery and performance by such Originator of this Agreement and each other Transaction Document, and such Originator’s use of the proceeds of Purchases made hereunder, are within its corporate powers, have been duly authorized by all necessary corporate action, do not breach or violate (i) its articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any material order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Originator or its Subsidiaries (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law. This Agreement and each other Transaction Document have been duly authorized, executed and delivered by such Originator.

(c) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (including, without limitation, the Department of Transportation and/or Surface Transportation Board) is required for the due execution, delivery and performance by such Originator of the Transaction Documents.

(d) Binding Effect. The Transaction Documents constitute the legal, valid and binding obligations of such Originator enforceable against such Originator in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally.

(e) Accuracy of Information. All information heretofore furnished by such Originator or any of its Affiliates to the Buyer, any Agent or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Originator or any of its Affiliates to the Buyer, any Agent and/or the Purchasers will be, true and accurate in every material respect, on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(f) Use of Proceeds. No proceeds of any Purchase hereunder will be used (i) for a purpose which violates, or would be inconsistent with, Regulation G, T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(g) Good Title; Perfection. Immediately prior to each Purchase hereunder, such Originator shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. This Agreement is effective to, and shall, upon each Purchase hereunder, irrevocably transfer to the Buyer legal and equitable title to, with the legal right to sell and encumber, such Receivables and the Related Security, free and clear of any Adverse

Claim except as otherwise created by the Buyer under the Purchase Agreement. Without limiting the foregoing, there have been duly filed all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions (or any comparable law) to perfect the Buyer’s ownership interest in such Receivables.

(h) Places of Business. The principal places of business and chief executive office of such Originator and the offices where such Originator keeps all its Records are located at the address(es) listed on Exhibit II or such other locations notified to the Buyer in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed. Such Originator’s Federal Employer Identification Number is correctly set forth on Exhibit II.

(i) Collection Banks; etc. Except as otherwise notified to the Buyer in accordance with Section 4.2(b):

(i) such Originator has instructed all Obligors to pay all Collections directly to a segregated lock-box identified on Exhibit III to the Purchase Agreement,

(ii) in the case of all proceeds remitted to any such lock-box which is now or hereafter established, such proceeds will be deposited directly by the applicable Collection Bank into a concentration account or a depository account listed on Exhibit III to the Purchase Agreement,

(iii) the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of such Originator at each Collection Bank, are listed on Exhibit III to the Purchase Agreement, and

(iv) each lock-box and Collection Account to which Collections are remitted shall be subject to a Collection Account Agreement that is then in full force and effect; provided, however, that the Collection Account(s) at Bank of America, N.A. need not be subject to a Collection Account Agreement until July 21, 2004.

In the case of lock-boxes and Collection Accounts identified on Exhibit III to the Purchase Agreement, exclusive dominion and control thereof has been transferred to the Buyer. Such Originator has not granted any Person, other than the Buyer as contemplated by this Agreement, dominion and control of any lock-box or other Collection Account, or the right to take dominion and control of any lock-box or other Collection Account at a future time or upon the occurrence of a future event.

(j) Financial Statements; Material Adverse Effect. The consolidated financial statements of Yellow Roadway Corporation and its consolidated Subsidiaries dated Decermber 31, 2003, furnished by such Originator to the Buyer and the Agents are complete and correct in all material respects, and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial condition and results of operations of Yellow Roadway Corporation and its consolidated Subsidiaries as of such date and for the period ended on such date. Since December 31, 2003, no event has occurred which would have a Material Adverse Effect.

(k) Names. In the past five years, such Originator has not used any corporate names, trade names or assumed names other than those listed on Exhibit II.

(l) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Originator’s knowledge, threatened, against or affecting such Originator, or any of the properties of such Originator, in or before any court, arbitrator or other body, which are reasonably likely to (i) adversely affect the collectibility of a material portion of the Receivables, (ii) materially adversely affect the financial condition of such Originator or (iii) materially adversely affect the ability of such Originator to perform its obligations under the Transaction Documents. Such Originator is not in default with respect to any order of any court, arbitrator or governmental or regulatory body.

(m) Credit and Collection Policy. With respect to each Receivable, the applicable Originator and Sub-Servicer has complied in all material respects with the Credit and Collection Policy.

(n) Payments to Originators. With respect to each Receivable sold to the Buyer under this Agreement, the Buyer has given reasonably equivalent value to the applicable Originator in consideration for the transfer of such Receivable and the Related Security with respect thereto under this Agreement and such transfer was not made for or on account of an antecedent debt. No sale by such Originator to the Buyer of any Receivable is or may be voidable under any Section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(o) Ownership of the Buyer. Yellow Roadway Corporation owns one hundred percent (100%) of the issued and outstanding capital stock of the Buyer. Such capital stock is validly issued, fully paid and nonassessable and there are no options, warrants or other rights to acquire securities of the Buyer.

(p) Not an Investment Company. Such Originator is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.

(q) Purpose. Such Originator has determined that, from a business viewpoint, the sale of the Receivables to the Buyer contemplated hereby is in the best interests of such Originator.

(r) ERISA. No fact or circumstance, including but not limited to any Reportable Event, exists in connection with any Plan which would constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and which would result in the termination of a Plan and the incurrence of material liability by such Originator or any ERISA Affiliate to the Plan, the PBGC, participants, beneficiaries or a trustee. No Plan has an accumulated funding deficiency as defined in Section 412(a) of the Code or Section 302(a) of ERISA, and no lien exists with respect to any Plan for failure to make required contributions as described under 412(n) of the Code or Section 302(f) of ERISA. For the purposes of this representation and warranty, such Originator shall be deemed to have knowledge of all facts attributable to the Plan administrator designated pursuant to ERISA. No lien imposed under the Code or ERISA on the assets of such Originator or any ERISA Affiliate exists on account of any Multiemployer Plan.

ARTICLE III

CONDITIONS OF PURCHASES

Section 3.1. Conditions Precedent to Initial Purchase. The initial Purchase under this Agreement is subject to the conditions precedent that (i) the Buyer shall have received on or before the date of such Purchase those documents listed on Schedule A hereto and (ii) all conditions precedent to the initial purchase under the Purchase Agreement shall have been satisfied and/or waived.

Section 3.2. Conditions Precedent to All Purchases. Each Purchase shall be subject to the further conditions precedent that (a) on the date of each such Purchase, the following statements shall be true both before and after giving effect to such Purchase (and acceptance of the proceeds of such Purchase shall be deemed a representation and warranty by the applicable Originator that such statements are then true):

(i) the representations and warranties of such Originator set forth in Article II are correct on and as of the date of such Purchase as though made on and as of such date;

(ii) no event has occurred, or would result from such Purchase, that will constitute an Event of Default, and no event has occurred and is continuing, or would result from such Purchase, that would constitute a Potential Event of Default; and

(iii) the Termination Date shall not have occurred;

and (b) the Buyer shall have received such other approvals, opinions or documents as it may reasonably request.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Purchase (whether by payment of cash, through an increase in the amounts outstanding under the applicable Subordinated Note, by offset of amounts owed to the Buyer or otherwise), title to the Receivables and related assets included in such Purchase shall vest in the Buyer, whether or not the conditions precedent to such Purchase were in fact satisfied.

ARTICLE IV

COVENANTS

Section 4.1. Affirmative Covenants of Originators. Until the date this Agreement shall terminate in accordance with its terms, each of the Originators hereby covenants, individually and in its capacity as a Sub-Servicer, that:

(a) Financial Reporting. Such Originator will maintain a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Buyer:

(i) Annual Reporting. Within 90 days after the close of each of its fiscal years, a complete copy of Yellow Roadway Corporation’s audit report, which shall include at least Yellow Roadway Corporation’s and its consolidated Subsidiaries’ consolidated balance sheet, consolidated income statement and consolidated statement of cash flow for such year, examined in accordance with generally accepted auditing standards by an independent public accountant of national reputation selected by Yellow Roadway Corporation, together with the certificate described in clause (iii) below. Such auditor’s report shall be free from exceptions, reservations or qualifications as result of which the auditor would be unable to conclude that the financial statements fairly present or adequately disclose in all material respects the financial condition of Yellow Roadway Corporation and its consolidated Subsidiaries and shall not be limited because of restricted or limited access by such accountant to any material portion of Yellow Roadway Corporation’s or any Subsidiary’s records.

(ii) Quarterly Reporting. Within 45 days after the close of each of the first three quarterly periods of each of its fiscal years, Yellow Roadway Corporation’s and its consolidated Subsidiaries’ unaudited consolidated balance sheet, consolidated income statement and consolidated statement of cash flow for such quarter and that portion of the fiscal year ending with such quarter, certified by the Chief Financial Officer of Yellow Roadway Corporation as being complete and correct in all material respects and fairly presenting in all material respects Yellow Roadway Corporation’s and its consolidated Subsidiaries’ financial condition and results of operations as of the end of such quarter and for that portion of the fiscal year ending with such quarter, together with the certificate described in clause (iii) below.

(iii) Compliance Certificate. Together with the financial statements required to be delivered under clauses (i) and (ii) above, a compliance certificate in substantially the form of Exhibit III signed by Yellow Roadway Corporation’s Chief Financial Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of Yellow Roadway Corporation, copies of all financial statements, reports and proxy statements so furnished.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements, notices of securities issuance, annual, quarterly, monthly or other regular reports which the Originator or any of its Subsidiaries files with the Securities and Exchange Commission.

(vi) Notices under Transaction Documents. Forthwith upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Buyer, any Agent or any Purchaser, copies of the same.

(vii) Change in Credit and Collection Policy. At least 30 days prior to the effectiveness of any material change in or amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment.

(viii) [Reserved]

(ix) Other Information. Such other information (including non-financial information) as the Buyer (or any of its assignees) may from time to time reasonably request.

(b) Notices. Such Originator will notify the Buyer and the Agents in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Events of Default or Potential Events of Default. The occurrence of each Event of Default or each Potential Event of Default.

(ii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against such Originator or any of its Subsidiaries, or to which such Originator or any of its Subsidiaries becomes party, in either case which such Originator reports to the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

(iii) ERISA. The occurrence of any event described in Section 8.07 (or any successor section dealing with disclosure of events under ERISA) of the Yellow Credit Agreement.

(iv) Downgrade. Any downgrading in the rating of any Indebtedness of Yellow Roadway Corporation or either Originator by Standard & Poor’s Ratings Group or by Moody’s Investors Service, Inc., setting forth the Indebtedness affected and the nature of such change.

(v) Labor Strike, Walkout, Lockout or Slowdown. The commencement or threat of any labor strike, walkout, lockout or concerted labor slowdown which prevents, or could reasonably be likely to prevent, pick-ups, shipments and/or deliveries by such Originator, and which could reasonably be expected to have a Material Adverse Effect (collectively, “Labor Actions”).

(c) Compliance with Laws. Such Originator will comply in all material respects with all applicable laws, rules, regulations, orders writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to comply would not have a Material Adverse Effect.

(d) Audits. Such Originator will furnish to the Buyer (and/or the Agents on behalf of the Buyer) from time to time such information with respect to it and the Receivables originated by it as the Buyer or any Agent may reasonably request. Such Originator shall, from time to time during regular business hours as requested by Buyer (or any Agent on its behalf) upon reasonable notice, permit the Buyer and the Agents, or their respective agents or representatives (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Originator relating to Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Originator’s financial condition or the Receivables and the Related Security or such Originator’s performance hereunder or under the Contracts with any of the officers or employees of such Originator having knowledge of such matters.

(e) Keeping and Marking of Records and Books.

(i) Such Originator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Such Originator will give the Agents notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)Such Originator will (a) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to the Buyer, describing the ownership interest of the Buyer therein and further describing the “Receivable Interests” sold by the Buyer to the Purchasers pursuant to the Purchase Agreement and (b) upon the request of the Buyer or any Agent: (x) mark each Contract with a legend describing Buyer’s interest therein and further describing the Receivable Interests of the Purchasers and (y) deliver to the Buyer or its designee all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. Such Originator will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts (other than bills of lading) related to the Receivables, and (ii) comply in all material respects with any bills of lading included in the Invoices and with the Credit and Collection Policy. Such Originator will pay when due any taxes payable in connection with the Receivables originated by it.

(g) Ownership Interest. Such Originator shall take all necessary action to establish and maintain in favor of the Buyer a valid and perfected first priority ownership interest in the Receivables and the Related Security, Collections and Collection Accounts with respect thereto, to the full extent contemplated herein, including, without limitation, taking such action to perfect, protect or more fully evidence the interest of the Buyer hereunder as the Buyer or its assignees may reasonably request.

(h) Purchasers’ Reliance. Such Originator acknowledges that the Agents and the Purchasers are entering into the transactions contemplated by the Purchase Agreement in reliance upon the Buyer’s identity as a separate legal entity from such Originator. Therefore, from and after the date of execution and delivery of this Agreement, such Originator shall take all reasonable steps including, without limitation, all steps that the Buyer or any assignee of the Buyer may from time to time reasonably request, to maintain the Buyer’s identity as a separate legal entity and to make it manifest to third parties that the Buyer is an entity with assets and liabilities distinct from those of such Originator and any Affiliates thereof and not just a division of such Originator. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, such Originator (i) shall not hold itself out to third parties as liable for the debts of the Buyer nor purport to own the Receivables and other assets acquired by the Buyer, (ii) shall take all other actions necessary on its part to ensure that the Buyer is at all times in compliance with the covenants set forth in Section 5.1(k) of the Purchase Agreement and (iii) shall cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between such Originator and the Buyer on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

(i) Collections. Such Originator shall instruct all Obligors to pay all Collections directly to a segregated lock-box or other Collection Account listed on Exhibit III to the Purchase Agreement, each of which is subject to a Collection Account Agreement; provided, however, that the Collection Account(s) at Bank of America, N.A. need not be subject to a Collection Account Agreement until July 21, 2004. In the case of payments remitted to any such lock-box, such Originator shall cause all proceeds from such lock-box to be deposited directly by a Collection Bank into a concentration account or a depositary account listed on Exhibit III to the Purchase Agreement. Pursuant to Section 5.3 hereof and the Collection Account Agreements, such Originator has transferred and assigned to the Buyer all of its right, title and interest in and to, and exclusive ownership, dominion and control (subject to the terms of this Agreement) to each such lock-box, concentration account and depositary account. In the case of any Collections received by such Originator, such Originator shall remit such Collections to a Collection Account not later than the Business Day immediately following the date of receipt of such Collections, and, at all times prior to such remittance, such Originator shall itself hold such Collections in trust, for the exclusive benefit of the Buyer and its assigns. In the case of any remittances received by such Originator in any such lock-box, concentration account or depositary account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, such Originator shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Administrative Agent (at the direction of either Co-Agent) delivers to any of the Collection Banks a Collection Notice pursuant to Section 6.3 of the Purchase Agreement, the Administrative Agent, as assignee of the Buyer, may request that such Originator, and such Originator thereupon promptly shall, direct all Obligors on Receivables to remit all payments thereon to a new depositary account (the “New Concentration Account”) specified by the Administrative Agent and, at all times thereafter such Originator shall not deposit or otherwise credit to the New Concentration Account any cash or payment item other than Collections. Alternatively, the Administrative Agent (at the request of either Co-Agent) may request that such Originator, and such Originator thereupon promptly shall, direct all Persons then making remittances to any account listed on Exhibit III to the Purchase Agreement which remittances are not payments on Receivables to deliver such remittances to a location other than an account listed on Exhibit III to the Purchase Agreement.

(j) ERISA. Such Originator shall make all required installments or other required payments to a Plan under Section 412 of the Code or Section 302 of ERISA on or before the due date for such installment or other payment.

Section 4.2. Negative Covenants of Originators. Until the date this Agreement shall terminate in accordance with its terms, each of the Originators hereby covenants, individually and in its capacity as a Sub-Servicer, that:

(a) Name Change, Offices, Records and Books of Accounts. Such Originator will not change its name or legal form or relocate any office where Records are kept unless it shall have: (i) given the Buyer and the Agents at least 30 days prior notice thereof (in the case of a change of name or legal form) and (ii) delivered to the Buyer all financing statements, instruments and other documents requested by the Buyer (or any Agent on behalf of the Buyer) in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Such Originator will not add or terminate any bank as a Collection Bank from those listed in Exhibit III to the Purchase Agreement, or make any change in its instructions to Obligors regarding payments to be made to such Originator or payments to be made to any lock-box, Collection Account or Collection Bank, unless the Buyer and the Agents shall have received, at least fifteen (15) Business Days before the proposed effective date therefor:

(i) written notice of such addition, termination or change, and

(ii) with respect to the addition of a lock-box, Collection Account or Collection Bank, an executed account agreement and an executed Collection Account Agreement from such Collection Bank relating thereto;

provided, however, that such Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing lock-box or other Collection Account that is subject to a Collection Account Agreement then in effect.

(c) Modifications to Contracts and Credit and Collection Policy. Such Originator will not make any material change in the character of its business or any change to the Credit and Collection Policy which would be reasonably likely to, in either case, adversely affect the collectibility of any material portion of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 5.2(c), such Originator, acting as Sub-Servicer or otherwise, will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens, Etc. Such Originator shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable or Related Security or Collections in respect thereof, or upon or with respect to any Contract under which any Receivable arises, or any lock-box or other Collection Account or assign any right to receive income in respect thereof (other than, in each case, the creation of the interests therein in favor of the Buyer provided for herein and the Agents and the Purchasers provided for in the Purchase Agreement), and such Originator shall defend the right, title and interest of the Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Originator.

(e) Accounting for Purchases. Such Originator will not, and shall not permit any Affiliate to, account for or treat (whether in tax returns, financial statements, reports or otherwise) the transactions contemplated hereby in any manner other than the sale of the Receivables and Related Security by such Originator to the Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of the Receivables and Related Security by such Originator to the Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

ARTICLE V

ADMINISTRATION AND COLLECTION

Section 5.1. Designation of Sub-Servicers.

(a) The servicing, administration and collection of the Receivables shall be conducted by the Servicer so designated from time to time in accordance with Section 6.1 of the Purchase Agreement. Each Originator is hereby designated as, and hereby agrees to act as a sub-servicer (a “Sub-Servicer”) for the Buyer in the Buyer’s capacity as the initial Servicer designated pursuant to the terms of the Purchase Agreement, and such Originator agrees in such capacity as Sub-Servicer to perform all of the duties and obligations of the Servicer set forth herein and in the Purchase Agreement with respect to the Receivables originated by such Originator and the Related Security related thereto and Collections thereof.

(b) Each Originator further agrees that it shall be directly liable to the Agents and the Purchasers for the full and prompt performance of all such duties and responsibilities of the Servicer provided that (i) nothing in this Agreement shall eliminate the Buyer’s primary liability to the Agents and the Purchasers for its duties as Servicer, (ii) the Buyer and its assigns shall retain sole responsibility and authority for withdrawing funds from the Collection Accounts, and (iii) the Agents and the Purchasers shall be entitled to deal exclusively with the Buyer in matters relating to the discharge by the Servicer of its duties pursuant to Section 6.1 of the Purchase Agreement.

(c) Without the prior written consent of the Buyer and its assignees, no Originator shall be permitted to delegate any of its duties or responsibilities as a Sub-Servicer to any other Person. If at any time any Agent shall designate as Servicer any Person other than the Buyer, all duties and responsibilities theretofore delegated by the Buyer to the Originators may, at the discretion of any Agent, be terminated forthwith on notice given by the Buyer or such Agent (as assignee of the Buyer) to the Originators.

Section 5.2. Duties of Sub-Servicers.

(a) Each of the Sub-Servicers shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable originated by it from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b) Each of the Sub-Servicers shall use its best efforts to segregate, on each Business Day, in a manner acceptable to the Buyer and the Agents, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of such Sub-Servicer prior to the remittance thereof to the Buyer to be administered in accordance with the procedures described herein and in Article I of the Purchase Agreement.

(c) Each of the Sub-Servicers, may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable originated by it or adjust the Outstanding Balance of any such Receivable as such Sub-Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agents or the Purchasers under the Purchase Agreement. Notwithstanding anything to the contrary contained herein, from and after the occurrence of an Event of Default, the Buyer shall have the absolute and unlimited right to direct each of the Sub-Servicers to commence or settle any legal action with respect to any Receivable originated by it or to foreclose upon or repossess any Related Security.

(d) Each of the Sub-Servicers shall hold in trust for the Buyer and its assignees, in accordance with their respective interests, all Records that evidence or relate to the Receivables, the related Contracts and Related Security or that are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Buyer, deliver or make available to the Buyer all such Records at the chief executive office of such Originator. Each of the Sub-Servicers shall, as soon as practicable following receipt thereof, turn over to the Buyer all Collections of Receivables, less: (i) all reasonable out-of-pocket costs and expenses of the Sub-Servicer of servicing, administering and collecting the

Receivables, and (ii) any cash collections or other cash proceeds received with respect to indebtedness not constituting Receivables.

(e) Any payment by an Obligor in respect of any indebtedness owed by it to such Originator shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Buyer, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 5.3. Collection Account Agreements. Each Originator hereby transfers to the Buyer, effective concurrently with the initial Purchase hereunder (or, if any Collection Account is not in existence on such date, concurrently with the opening of such account), the exclusive ownership and control of the Collection Accounts, and such Originator shall claim no further right, title and/or interest in and to any such Collection Accounts nor any rights to withdraw funds therefrom. Each Originator hereby authorizes the Buyer, and agrees that the Buyer shall be entitled to (i) endorse such Originator’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Buyer and its designees rather than such Originator.

Section 5.4. Responsibilities of the Originators. Anything herein to the contrary notwithstanding, the exercise by the Buyer (or its assignees) of its rights hereunder shall not release the Sub-Servicers or the Originators from any of their duties or obligations with respect to any Receivables or under the related Contracts. Neither the Buyer nor any of its assignees (including any Servicer) shall have any obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of either of the Originators.

Section 5.5. Reports. On the 15th day of each month (or, if such date is not a Business Day, the next succeeding Business Day), and at such times as the Buyer or any Agent (as the Buyer’s assignee) shall request, the Sub-Servicers shall prepare and forward to the Buyer and the Agents a Monthly Report for the related Calculation Period (or other comparable report for such period as may be applicable). Promptly following any request therefor by the Buyer or any Agent, the Originators shall prepare and provide to the Buyer and the Agents a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 5.6. Sub-Servicer Fee. In consideration of each Sub-Servicer’s agreement to perform the duties and obligations of the Servicer under the Purchase Agreement with respect to the Receivables originated by such Sub-Servicer, the Buyer hereby agrees that, so long as such Originator shall continue to perform as a Sub-Servicer hereunder, the Buyer shall pay over to such Originator a monthly fee in an amount equal to (i) a per annum rate not to exceed 2.0% agreed to by the Buyer and such Originator from time to time, multiplied by (ii) the average Outstanding Balance of the Receivables originated by such Originator and held by the Buyer (without taking account of any Receivable Interests held by the Purchasers) during the preceding Calculation Period, such fee to be calculated to provide the Servicer and each Sub-Servicer reasonable compensation for their respective servicing activities.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) Any Sub-Servicer or Originator shall fail (i) to make any payment or deposit required hereunder, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a)) and such failure shall remain unremedied for five (5) Business Days following the occurrence thereof.

(b) Any representation, warranty, certification or statement made by any Originator or Sub-Servicer in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made.

(c)(i) Any Originator or Sub-Servicer shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Originator or Sub-Servicer seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, unless any such proceeding or action instituted by any Person other than an Originator or Sub-Servicer is set aside or withdrawn or ceases to be in effect within sixty (60) days from the date of the filing of such action or making of any such appointment described in this subsection (c); or (ii) any Originator or Sub-Servicer shall take any corporate action to authorize any of the actions set forth in clause (i) above in this subsection (c).

(d) One or more final judgments shall be entered against any Originator or any of its Subsidiaries for the payment of money in the aggregate amount of $10,000,000, or the equivalent thereof in another currency, or more on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution or bond to secure appeal.

(e) Any Plan of any Originator or any of its Subsidiaries shall be terminated in a distress termination under Section 4041(c) of ERISA, or a trustee shall be appointed by the appropriate U.S. District Court to administer any Plan of the Originator or any of its Subsidiaries, or the PBGC shall institute proceedings to terminate any Plan of such Originator or any of its Subsidiaries or to appoint a trustee to administer any such Plan and, upon the occurrence of any of the foregoing, the then current value of guaranteed benefits and other benefit commitments (as such terms are defined under Title IV of ERISA and determined in accordance with the principles of Title IV of ERISA) for which such Originator or any Subsidiary might be liable to any Person exceed the then current value of the assets allocable to such benefits by more than $5,000,000.

(f) (A) (i) Any Multiemployer Plan is or shall have been terminated under Section 4041A of ERISA or the subject of termination proceedings under Section 4042 of ERISA, (ii) any Originator or any ERISA Affiliate has incurred any liability to or an account of a Multiemployer Plan under Section 4201 or 4204 of ERISA, or a “default” within the meaning of Section 4219(c)(5) of ERISA by an Originator or an ERISA Affiliate, United Parcel Service of America, Inc. or Arkansas Best Corporation shall occur with respect to any Multiemployer Plan; (B) there shall result from such event or events the imposition of a lien, the granting of a security interest, or a liability; and (C) such lien, security interest or liability, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) A Change of Control shall occur.

(h) A Servicer Default shall occur under the terms of the Purchase Agreement and the Administrative Agent shall declare the Amortization Date to have occurred.

Section 6.2. Remedies. Upon the occurrence and during the continuation of an Event of Default, the Buyer may either (i) remove the Sub-Servicer as Sub-Servicer (to the extent such Event of Default was cause by, or arose as a result of the activities of, the Sub-Servicer), or (ii) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Originators; provided, however, that upon the occurrence of an Event of Default described in subsection 6.1(c) above or of an actual or deemed entry of an order for relief with respect to any Originator under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Originators. Upon the occurrence of the Termination Date for any reason whatsoever, the Buyer and its assigns shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC, which rights shall be cumulative.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Indemnities by the Originators. Without limiting any other rights which the Buyer may have hereunder or under applicable law, each of the Originators hereby agrees to indemnify the Buyer and its assignees (including each Agent and Purchaser) and their respective officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Buyer, such Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of any of the following:

(i) any representation or warranty made by any Originator or Sub-Servicer (or any officers of any Originator or Sub-Servicer) under or in connection with this Agreement, any other Transaction Document, any Monthly Report or any other information or report delivered by any Originator or Sub-Servicer pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by any Originator or Sub-Servicer to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract with any such applicable law, rule or regulation;

(iii) any failure of any Originator or Sub-Servicer to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability or similar claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the furnishing or failure to furnish the underlying freight shipping services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby or thereby, the use of the proceeds of a Purchase, the ownership of the Receivables or any other investigation, litigation or proceeding relating to any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or thereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) the sale to the Buyer of any Receivable other than an Eligible Receivable; or

(x) the failure to vest and maintain vested in the Buyer, or to transfer to the Buyer, legal and equitable title to, and ownership of, a first priority perfected ownership interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (other than as created under the Purchase Agreement);

excluding, however, the following:

(a) Indemnified Amounts to the extent final judgment of a court of competent jurisdiction holds such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent the same includes losses in respect of Eligible Receivables that prove to be uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with (a) the characterization of the Purchases as true sales and (b) the characterization of the transactions under the Purchase Agreement as creating indebtedness of the Buyer for purposes of taxation;

Section 7.2. Other Costs and Expenses. Such Originator shall pay to the Buyer on demand any and all costs and expenses of the Buyer, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Event of Default.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Waivers and Amendments.

(a) No failure or delay on the part of the Buyer (or any of its assignees) or any Originator in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by the Originators and the Buyer and, to the extent required under the Purchase Agreement, the Agents.

Section 8.2. Notices. Except as otherwise expressly provided herein, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party hereto at its respective address or telecopy number set forth on the signature pages hereof. All such communications and notices shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when received through the mails, transmitted by telecopy, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

Section 8.3. Protection of Buyer’s Interests.

(a) Each of the Originators agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Buyer (or its assignees) may reasonably request, to perfect, protect or more fully evidence the Buyer’s ownership of the Receivables, or to enable the Buyer (or its assignees) to exercise and enforce their rights and remedies hereunder. The Buyer may, or the Buyer may direct the applicable Originator to, notify the Obligors of Receivables, at any time following the replacement of such Originator as a Sub-Servicer and at such Originator’s expense, of the Buyer’s ownership of the Receivables and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Buyer or its designee.

(b) If any Originator or Sub-Servicer fails to perform any of its obligations hereunder, the Buyer (or any of its assignees) may (but shall not be required to) perform, or cause the performance of, such obligation; and the Buyer’s (and any of its assignee’s) costs and expenses incurred in connection therewith shall be payable by such Originator or Sub-Servicer, as applicable, on demand. Each Originator and Sub-Servicer each irrevocably authorizes the Buyer at any time and from time to time in the sole discretion of the Buyer, and appoints the Buyer as its attorney-in-fact, to act on behalf of such Originator and Sub-Servicer (i) to execute (if necessary) on behalf of such Originator as seller/debtor and to file financing statements necessary or desirable in the Buyer’s sole discretion to perfect and to maintain the perfection and priority of the Buyer’s ownership interest in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Buyer in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Buyer’s ownership interest in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 8.4. Confidentiality.

(a) Each of the Originators and the Sub-Servicers shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the Purchase Agreement and the other confidential proprietary information with respect to the Agents, Falcon, Blue Ridge and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein and therein, except that each of the Originators, the Sub-Servicers and their respective officers and employees may disclose such information to the Originators’ or the Sub-Servicers’ external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding. In addition, each of the Originators and the Sub-Servicers may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(b) Anything herein to the contrary notwithstanding, each of the Originators and the Sub-Servicers hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Buyer, the Agents or the Purchasers by each other, (ii) by the Buyer, the Agents or the Purchasers to any prospective or actual assignee or participant of any of them or (iii) by any Agent to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to either Conduit or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which any Agent One acts as the administrator and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information in a manner consistent with the practice of such Agent for the making of such disclosures generally to Persons of such types. In addition, the Buyer, the Purchasers and the Agents may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

Section 8.5. Bankruptcy Petition.

(a) Each of the Originators and the Sub-Servicers hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding senior indebtedness of either Conduit, it will not institute against, or join any other Person in instituting against, either Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b) Each of the Originators and the Sub-Servicers hereby covenants and agrees that, prior to the date which is one year and one day after all Aggregate Unpaids (under and as defined in the Purchase Agreement) have been paid, it will not institute against, or join any other Person in instituting against, the Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 8.6. Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of any Agent or Purchaser, no claim may be made by any Originator, any Sub-Servicer or any other Person against any Agent or Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Originators hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 8.7. CHOICE OF LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

Section 8.8. CONSENT TO JURISDICTION. EACH ORIGINATOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY AN ORIGINATOR PURSUANT TO THIS AGREEMENT AND EACH ORIGINATOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE BUYER (OR THE RIGHTS OF ANY AGENT OR ANY PURCHASER AS THE BUYER’S ASSIGNEES) TO BRING PROCEEDINGS AGAINST ANY ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION WHEREIN ANY ASSETS OF SUCH ORIGINATOR MAY BE LOCATED. ANY JUDICIAL PROCEEDING BY AN ORIGINATOR AGAINST THE BUYER, ANY AGENT OR ANY PURCHASER, ANY AFFILIATE OF ANY AGENT OR A PURCHASER, OR ANY OTHER OF THE BUYER’S ASSIGNEES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ANY ORIGINATOR PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

Section 8.9. WAIVER OF JURY TRIAL. EACH OF THE ORIGINATORS AND THE BUYER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY AN ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 8.10. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Originators, the Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). No Originator may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Buyer and the Agents. The Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of the Originators.

Without limiting the foregoing, each of the Originators acknowledges that the Buyer, pursuant to the Purchase Agreement, shall assign to the Administrative Agent, for the benefit of the Agents and the Purchasers, its rights, remedies, powers and privileges hereunder pursuant to the Purchase Agreement. Such Originator agrees that the Agents, as the assignees of the Buyer, shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of the Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of the Buyer to be given or withheld hereunder) and each Originator agrees to cooperate fully with the Agents and the Servicer in the exercise of such rights and remedies. Each Originator further agrees to give to the Agents copies of all notices it is required to give to the Buyer hereunder. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and, subject to the proviso in Section 1.1(c), shall remain in full force and effect until such time, after the Termination Date, as the Aggregate Unpaids shall be equal to zero; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Originator pursuant to Article II, (ii) the indemnification and payment provisions of Article VII, and (iii) Section 8.5 shall be continuing and shall survive any termination of this Agreement.

Section 8.11. Subordination. Each Originator agrees that any indebtedness, obligation or claim, it may from time to time hold or otherwise have (other than any obligation or claim with respect to the fees payable by the Buyer under Section 5.6) against the Buyer or any assets or properties of the Buyer, whether arising hereunder or otherwise existing, shall be subordinate, after the Amortization Date has occurred, in right of payment to the prior payment in full of any indebtedness or obligation of the Buyer owing to any Agent or Purchaser under the Purchase Agreement. The subordination provision contained herein is for the direct benefit of, and may be enforced by, the Agents and the Purchasers and/or any of their assignees under the Purchase Agreement.

Section 8.12. Integration; Survival of Terms. This Agreement, the Subordinated Notes and the Collection Account Agreements contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

Section 8.13. Counterparts; Severability. This Agreement may be executed in any number of counterparts and by each party hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

Originators:	YELLOW TRANSPORTATION, INC.

By:
Name:
Title:

Address for Notices:

Yellow Transportation, Inc.
10990 Roe Avenue
Overland Park, KS 66211
Attention: Vice President and Treasurer
Phone: (913) 696-6125
Fax: (913) 323-9824

ROADWAY EXPRESS, INC.

By:
Name:
Title:

Address for Notices:

Roadway Express, Inc.
10990 Roe Avenue
Overland Park, KS 66211
Attention: Vice President and Treasurer
Phone: (913) 696-6125
Fax: (913) 323-9824

Buyer:	YELLOW ROADWAY RECEIVABLES FUNDING CORPORATION

By:
Name:
Title:

Address for Notices:

Yellow Roadway Receivables Funding Corporation
10990 Roe Avenue
P.O. Box 7489
Overland Park, KS 66211
Attention: President
Phone: (913) 696-6125
Fax: (913) 323-9824

EXHIBIT I

DEFINITIONS

As used in this Agreement, (a) capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Purchase Agreement, and (b) the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” means this Receivables Sale Agreement, as it may be amended or modified and in effect from time to time.

“Bank One” means Bank One, NA in its individual capacity and its successors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Date” means that date following the Termination Date which is one year and one day after the date which (i) the Outstanding Balance of all Receivables sold hereunder has been reduced to zero and (ii) the Originators have paid to the Buyer all indemnities, adjustments and other amounts which may be owed hereunder in connection with the Purchases.

“Contract” means, with respect to any Receivable, any and all Invoices and other agreements pursuant to which freight shipping services are ordered from and provided by an Originator.

“Credit and Collection Policy” means each Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit IV hereto, as modified from time to time in accordance with this Agreement.

“Discount Factor” means a percentage calculated to provide the Buyer with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to the Buyer of financing its investment in the Receivables during such period, (ii) the risk of nonpayment by the Obligors, and (iii) the costs of sub-servicing performed by the applicable Originator. Each Originator and the Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment in respect of Purchases which occurred during any Calculation Period ending prior to the Calculation Period during which such Originator and the Buyer agree to make such change.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with an Originator under Section 414 of the Code.

“Event of Default” has the meaning assigned to that term in Section 6.1.

“Labor Actions” has the meaning set forth in Section 4.1(b)(v).

“Material Adverse Effect” means a material adverse effect on (i) the financial condition, business or operations of any Originator, (ii) the ability of any Originator to perform its obligations under any Transaction Document, (iii) the legality, validity or enforceability of this Agreement, any Transaction Document or any Collection Account Agreement or Collection Notice relating to a Collection Account into which a material portion of Collections are deposited, (iv) the Originators’, the Buyer’s, any Agent’s or any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 3(37) of ERISA) that is maintained or contributed to by any Originator or any ERISA Affiliate and is subject to Title IV of ERISA.

“Original Balance” means, with respect to any Receivable, the Outstanding Balance of such Receivable on the date it was purchased by the Buyer.

“Originators” has the meaning specified in the preamble to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation created under Section 4002(a) of ERISA or any successor thereto.

“Plan” means any defined benefit plan, other than a Multiemployer Plan, maintained or contributed to by any Originator or any Subsidiary of an Originator or by any trade or business (whether or not incorporated) under common control with any Originator or any Subsidiary of an Originator as defined in Section 4001(b) of ERISA and insured by the PBGC under Title IV of ERISA.

“Potential Event of Default” means an event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

“Purchase” means a purchase by the Buyer of the Receivables and the Related Security from an Originator pursuant to Section 1.1 of this Agreement.

“Purchase Price” means, with respect to any Purchase on any date, the aggregate price to be paid to the applicable Originator for such Purchase in accordance with Section 1.2 of this Agreement for the Receivables originated by such Originator and the associated Related Security being sold to the Buyer on such date, which price shall equal (i) the product of (x) the Original Balance of such Receivables times (y) one minus the Discount Factor then in effect, minus (ii) any Purchase Price Credits to be credited against the purchase price otherwise payable in accordance with Section 1.3 hereof.

“Purchase Price Credit” has the meaning set forth in Section 1.3.

“Purchase Agreement” has the meaning set forth in the Preliminary Statement of this Agreement.

“Related Security” means, with respect to any Receivable:

(i) all of the applicable Originator’s interest, if any, in the goods, the shipment of which gave rise to such Receivable, and any and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all Records related to such Receivables,

(v) all of the applicable Originator’s right, title and interest in, to and under each Contract executed in connection therewith in favor of or otherwise for the benefit of such Originator; and

(vi) all proceeds of any of the foregoing.

“Reportable Event” has the meaning set forth in Section 4043 of ERISA.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Servicer” means at any time the Person then authorized pursuant to Article VI of the Purchase Agreement to service, administer and collect Receivables.

“Servicer Default” has the meaning set forth in the Purchase Agreement.

“Subordinated Loan” has the meaning set forth in Section 1.2(b).

“Subordinated Note” means each promissory note in substantially the form of Exhibit V hereto as more fully described in Section 1.2, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Sub-Servicer” means each Originator in its capacity as a sub-servicer for the Servicer as described in Section 5.1 hereof.

“Termination Date” means, the earliest of (i) the Amortization Date, (ii) the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 6.2 and (iii) the date designated by an Originator as the Termination Date in a written notice delivered to the Buyer not less than ten days prior to such designated date.

“Transaction Documents” means, collectively, this Agreement, each Contract, each Subordinated Note, each Collection Account Agreement and all other instruments, documents and agreements executed and delivered by an Originator in connection herewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II

CHIEF EXECUTIVE OFFICE OF THE ORIGINATORS; LOCATIONS OF

RECORDS; TRADE NAMES; FEDERAL EMPLOYER IDENTIFICATION

NUMBER; ORGANIZATIONAL IDENTIFICATION NUMBERS

Chief Executive Offices:

10990 Roe Avenue

Overland Park, KS 66211

Location of Records:

10990 Roe Avenue

Overland Park, KS 66211

Federal Employer Identification Numbers:

Yellow Transportation, Inc. 44-0594706

Roadway Express, Inc.         34-0492670

Organizational Identification Numbers:

Yellow Transportation, Inc. 194190-049 (Indiana)

Roadway Express, Inc.         0473705 (Delaware)

Trade Names and Assumed Names: None (other than Yellow Freight System, Inc. and Yellow Freight System)

EXHIBIT III

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished pursuant to that certain Receivables Sale Agreement dated as of May 21, 2004, between Yellow Transportation, Inc. and Roadway Express, Inc., as sellers, and Yellow Roadway Receivables Funding Corporation, as buyer (the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of                     ;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Yellow Roadway Corporation and its Subsidiaries during the accounting period covered by the attached financial statements; and

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or a Potential Event of Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Originator has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of                     , 20    .

[Name]

SCHEDULE I TO COMPLIANCE CERTIFICATE

Schedule of Compliance with Section 7.1(i) of the Purchase Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:

EXHIBIT IV

CREDIT AND COLLECTION POLICY

CREDIT POLICY

Executive Summary

1st Edition

Prepared By:

Harold M. Moore, CCE, Credit Manager

Keith D. Rawson, Director - Revenue Management

December 9, 2002

CONFIDENTIAL

This credit policy is confidential and proprietary to Yellow Transportation, Inc. This document may not be reproduced, disclosed, in whole or in part, or used for any purpose other than the evaluation of the policies contained herein.

I.	TABLE OF CONTENTS

I.	Forward	38

II.	Executive Policy Approval	38

III.	Mission Statement	39

IV.	Credit Policy Principles	40

V.	Managing Risk with E-RAM	41

VI.	The Credit Granting Process	45

	A. Establishing Credit for New Customers	46

	B. THE CREDIT APPLICATION	45

	C. Terms of Sale	47

	D. SETTING CREDIT LIMITS	48

	E. Determining Credit Hold	49

	F. THE EXCEPTION PROCESS	50

VII.	Glossary of Terms	51

Credit Policy

Executive Summary

I.	Forward

This document outlines Yellow Transportation’s credit policies. These policies are necessary to establish, monitor, and manage Yellow’s accounts receivable risk based on the credit worthiness of Yellow’s customers and Yellow’s financial objectives. It provides the framework for making decisions and taking actions that affect daily credit activities within the company.

Critical factors considered in making credit decisions are the need to grow profitable sales, to promote customer satisfaction, and provide for the necessary turnover and adequate protection of the corporation’s investment in accounts receivable.

Reviewing this Executive Summary will provide you with an understanding of the basic credit policies that populate the 120 page Credit Manual. Because the policies are interspersed with procedures and educational material in the manual, this summary will allow you to easily identify the principles that will direct the management of Yellow’s accounts receivable portfolio risk.

II.	Executive Policy Approval

This Credit Policy is the official reference for the policies and procedures necessary to establish, monitor, and manage Yellow’s accounts receivable portfolio based on the credit worthiness of Yellow’s customers and Yellow’s objectives. It provides the framework for making decisions and taking actions that affect daily credit activities within the company.

Senior management believes the activities and concepts presented in this manual are the best means for credit to operate in support of the company’s overall objectives. Critical factors among these objectives are the need to grow profitable sales and promote customer satisfaction.

Any deviations from this policy, or handling of situations not covered in the manual must be referred to the Credit Manager-Yellow Transportation for approval or interpretation.

The policies have been approved by senior management and the legal staff of Yellow Transportation, Inc.

Vice President Financial Services	Date

Senior Vice President Legal	Date

Senior Vice President Sales & Marketing	Date

Executive Vice President & Chief Administrative Officer	Date

President & Chief Executive Officer	Date

III.	Mission Statement

To protect Yellow Transportation’s investment in accounts receivable by providing industry-leading risk management and analysis services.

This objective will be achieved by employing a highly trained and focused credit team, by efficiently and effectively communicating, by using state-of-the-art technology, and by making fact based decisions that minimize credit risk and promote profitable sales.

IV.	Credit Policy Principles

The following points describe the key principles that form the foundation for implementing the credit policy.

1.	Personnel performing credit management and analysis functions have a reporting responsibility to the Credit Manager-Yellow Transportation. Credit granting and maintenance activities are coordinated with the corporate policy and objectives.

2.	The policy is subject to modification when required by changes in Yellow objectives, or market conditions. All recommendations that are based on sound business judgment and would benefit the company should be made to the Credit Manager-Yellow Transportation.

3.	From the standpoint of credit, no customer is denied the opportunity to use Yellow’s services until all means of dealing with that customer on a reasonably sound fiscal basis are exhausted. The decision regarding a suitable credit basis, within the designated credit limit authority, is made by the credit specialist.

4.	Standards by which credit risk decisions are made shall be flexible enough to permit the maximum profitable sales by the company, consistent with Yellow’s objectives. Marginal credit risks ( Very High, and High Risk ) are dealt with only to the extent necessary to support corporate marketing initiatives, and if they constitute a source of added net profit at an acceptable rate of return. These customers will be secured by use of the risk management tools described in this Executive Summary.

5.	The credit policy of the company supports the corporation’s financial policy by using available capital in a manner that best serves Yellow’s customers. This is accomplished by using funds to invest in critical assets to better serve Yellow’s customers, and by providing efficient and quality service. Yellow does not use funds on a general basis to finance delinquent accounts receivable outside of Yellow’s normal terms of sale.

6.	Illegal discrimination in Yellow’s customer relations is prohibited. Credit arrangements that deviate from Yellow’s regular credit terms are made only when justified by unusual circumstances, and only on a temporary basis when dealing with a delinquent customer. Credit arrangements that involve contracts may be made for a more extended period of time. These exceptions must be approved by credit. Any adjustment in terms required to meet competition must be documented in the customer’s credit file.

7.	Yellow will comply with all laws relating to credit functions. Yellow must be especially sensitive to decisions involving terms and conditions of sale and any actions that might be considered a conspiracy to fix terms or prices. Yellow may extend different terms to competing customers as long as the credit decision is made in a nondiscriminatory manner so that the same standards of creditworthiness are applied. Yellow must treat all “like” customers alike.

8.	Customer contacts are kept on a professional level that will promote respect for the company and its business practices.

9.	Credit and sales personnel shall maintain a constructive and cooperative attitude with the objective of promoting profitable sales. Members of both groups shall keep each other informed of any information that might affect the level of risk with a customer. The credit team has the responsibility for activities that control customer risk, but may ask for assistance or guidance from sales representatives.

10.	All accounts are assigned credit limits derived from a careful risk analysis of that account.

11.	All information obtained for the purpose of making credit decisions must be managed in a confidential manner. Because of potential legal problems, or the breaching of another’s trust, Yellow does not provide this information to unauthorized personnel within or outside Yellow’s credit team. Only those involved in the decision making process are allowed access to this information.

12.	It is essential that this policy be enforced uniformly if it is to be fair and workable.

13.	Consistent with this policy, the credit team shall do its best to achieve assigned credit related objectives.

V.	Managing Credit Risk With E-RAM

The credit team will be processing information concerning all new credit applicants through software called E-RAM (Enterprise Risk Assessment Manager). E-RAM is the web enabled version of a credit scoring program developed by Dun & Bradstreet that considers both the credit applicant’s information and data from Dun & Bradstreet’s extensive business data base.

Based on criteria entered into tables by Yellow credit management, E-RAM analyzes the available data and then provides a risk evaluation, and a recommended credit limit for the credit specialist.

From an overall perspective, the accounts receivable (A/R) risk will be managed by segmenting the A/R portfolio into separate risk categories. Based on senior management’s direction regarding the degree of risk they are willing to accept, credit management will control the A/R portfolio risk by administering this credit policy.

Realignment of credit risk will be done on a quarterly basis. A Quarterly Risk Segmentation Report will be provided to senior management for comparison with other business objectives. At this time, senior management can instruct credit management to adjust controls to a different percentage if needed for accomplishment of other business objectives.

The Risk Analysis Process

The risk analysis begins with the submission of a credit application by the credit applicant. This document provides Yellow with information necessary to establish an account, or the legal right to obtain additional information that might be needed to determine the credit applicant’s creditworthiness. The application, also, establishes the rights and responsibilities of the credit applicant when dealing with Yellow.

Establishing the customer’s creditworthiness is essential to managing the account in an effective and efficient manner in order to protect the investment Yellow will make in the customer. Determining the credit applicant’s creditworthiness will, also, allow Yellow to provide additional services to good customers without any potential delays caused by unneeded credit investigation.

Yellow’s A/R portfolio can be segmented into appropriate customer groups based on the degree of risk. E-RAM scores customers on a scale of 1 to 10, with ten being the most creditworthy customer.

All customers will be segmented into one of four risk categories ranging from very high risk to low risk. Customers in the very high risk category can be required to submit the most security, and information. Security includes such items as deposits, Letter of Credit, or guarantees. Customers in the high risk or average risk categories can be asked for a less stringent type, or amount of security, and less information than a higher risk customer. Customers falling in the low risk category will normally not be asked for any security, or additional information.

Customers earn an E-RAM score based on the following criteria:

1.	1 to 3.9 (Very High Risk)

•	Filing bankruptcy, or

•	Having a D&B Failure Risk Class 5 ( 35.8% failure rate ), or

•	Having a D&B Credit Score of 1 ( 37.0% severe delinquent )

2.	4.0 to 6.9 (High Risk)

•	Having a D&B Failure Risk Class of 1-4 ( .9% failure rate ), and

•	Having a D&B Credit Score of 2-10 ( 18.0% severe delinquent )

3.	7.0 to 7.9 (Medium Risk)

•	Having a D&B Failure Risk Class 1-4 ( .9% failure rate ), and

•	Having a Credit Score of 11-35 ( 12.5% severe delinquent )

4.	8.0 to 10.0 (Low Risk)

•	Having a D&B Failure Risk Class of 1-4 ( 0.9% failure rate ), and

•	Having a Credit Score of 36-100 ( 7.6% severe delinquent )

This segmentation provides for consistent, prompt, and reasonable treatment of all customers falling into the same classification of risk.

This segmentation, also, allows for a rapid adjustment in credit policy. If Yellow’s senior management decides to tighten, or loosen credit requirements because of changes in business objectives, capacity capabilities, competition, economic climate, etc., credit can simply adjust the E-RAM score ranges.

Once the credit application has been received and processed through E-RAM, an E-RAM score will be generated. If that initial scoring will not support the level of credit requested by the credit applicant, additional information will have to be obtained from the applicant in order to reassess the credit applicant’s creditworthiness. If there is no additional information available, or the additional information still does not support the level of unsecured credit desired, then in order to protect Yellow’s interest, the following risk management tools may be used.

II.	RISK MANAGEMENT TOOLS

E-RAM Score	Options

1 to 3.9	(Very High Risk)

• Security deposit/Letter Of Credit/Corporate or personal guarantee

Deposit or LOC should be 2 times projected service based on terms of sale (max), and becomes credit limit

• Automatic credit card payment

• Driver Collect

• Customer segment closely monitored through E-RAM

4 to 6.9	(High Risk)

• Security deposit/Letter Of Credit/Corporate or personal guarantee

Deposit or LOC should be 1 times projected service based on terms of sale (max), and becomes credit limit

• Shorter terms of sale

• Automatic credit card payment

• Driver Collect

• Customer segment closely monitored through E-RAM

7 to 7.9	(Medium Risk)

• Security deposit/Letter Of Credit/Corporate or personal guarantee

Deposit or LOC should be .5 to 1 times projected service based on terms of sale (max)

• Shorter terms of sale

8 to 10	(Low Risk) • None

These options may be changed by the credit specialist for varying situations such as large dollar amounts, or for non-quantifiable reasons.

In addition to the information analyzed through E-RAM for both new credit applicants and existing customers, alert services have been established through Dun & Bradstreet. This alert service is designed to ensure that credit is aware of any significant changes in an existing customer’s status. It provides for an e-mail notification of any severe risk situation that develops with one of Yellow’s customers (bankruptcies, conflicting public information, business deterioration).

VI.	The Credit Granting Process

A.	The Credit Application

A completed and signed credit application must be obtained from all new customers, and maintained in the customer’s credit file. This requirement will be satisfied before an account can be opened for regular business from a new customer.

This requirement is necessary to establish:

•	Accurate account set-up

•	Accurate legal name and legal organization

•	Accurate invoicing information

•	Accounts payable contact

•	Agreement to pay per terms of sale

•	Authorization to charge for late fees

•	Authorization to obtain personal credit reports

•	Authorization to obtain trade & bank references

•	Authorization for Yellow to recover attorney and collection fees

•	A favorable location for any legal action required

All government entities: a federal, state, county or municipal entity; government funded schools, universities, agencies, and organizations; will complete a Government Credit Application And Acknowledgement Of Terms.

New credit applicants coming through the pricing contract process will, also, be required to complete a credit application as part of that process.

Large corporations are not exempt from this requirement. If a credit application can not be obtained from a large customer’s corporate headquarters, then the local facility manager’s signature will be accepted on the credit application.

When an existing customer changes its name or has a transfer of assets, ownership, or an ownership interest, a new credit application must be obtained.

In order to comply with the Fair Credit Reporting Act, if a consumer (personal) credit report of a credit applicant is required by Yellow as a condition of granting credit, the applicant must provide written consent in order for Yellow to obtain and use the report.

The requirements contained in Regulation B of the Equal Credit Opportunity Act will pertain to Yellow’s processing of credit applications and the granting of credit.

( The Credit Application is attached to this Executive Summary. )

B.	Establishing Credit for New Customers

Orders coming through the Customer Service Center will be screened through the Real Time Customer Acquisition ( RTCA ) process for minimal criteria in order to determine a limited and temporary level of credit worthiness. If the customer exceeds the minimal criteria, the order will be approved. However, the credit applicant will be sent a credit application and informed that to process future orders Yellow will have to review the credit application in order to establish a more appropriate credit limit. The credit limit will be created systematically through E-RAM.

If the credit applicant does not initially meet the minimal requirements, the applicant will be placed on credit hold (driver collect) and sent a credit application. The applicant will be informed that Yellow will have to review the application in order to establish an appropriate credit limit before providing any services on open account.

Credit applicants coming directly into Revenue Management will be screened through Dun & Bradstreet for minimal criteria in order to determine a limited and temporary level of credit worthiness. If the customer exceeds the minimal criteria, the order will be approved. However, the credit applicant will be sent a notice indicating that additional credit review will be necessary to establish a more appropriate amount of available credit.

If the credit applicant does not meet the minimal requirements, the applicant will be sent a notice explaining the reasons credit was not made available, and asked to submit clarifying information that would address the reasons stated if the applicant still desires to obtain credit.

C.	Terms of Sale

Terms of sale are established by senior management of Yellow Transportation. The terms must be established without collusion with competitors.

Terms of sale must be agreed upon before a sale is made.

The following is Yellow Transportation’s standard terms of sale as stated in Yellow’s “Rules And Conditions.”

Terms	Definition
Net 15	Full payment is due within 15 days of invoice date

Yellow may extend different terms to competing customers as long as the credit decision is made in a nondiscriminatory manner so that the same standards of creditworthiness are applied to all customers who compete with each other. Different terms include shortened as well as extended terms.

If special terms are requested because a competitor is already providing them, Yellow may consider meeting, not beating, the competitor’s terms.

On a very limited basis, and when necessary to build profitable sales in order to achieve sales objectives, Yellow may extend terms beyond normal to only those delinquent customers with future market potential that may TEMPORARILY require assistance. Accepting payments beyond the due date on a controlled and secured basis may, also, be effective. Delinquent customers are subject to a late charge fee of 1.5% per month, as stipulated in “Yellow Rules and Conditions.” The collection team will manage payments beyond terms.

Credit arrangements that involve contracts may be made for a more extended period of time.

All requests for special terms will follow the approval process below.

Special Terms	Approving Authority
Net 16-30	Credit Manager
Net 31-45	Director Risk Management
Net 46 +	V.P. Financial Services

D.	Setting Credit Limits

A basic tool of managing risk is the credit limit. It provides the foundation for shipment approval, and calls immediate attention to a significant change in the customer’s buying or payment patterns.

The credit limit is a determination of how much risk Yellow is willing to assume when dealing with a specific customer.

The vast majority of the recommended credit limits will be systematically calculated through E-RAM. The criteria used to set the credit limits is based on the customer’s ability and intent to pay. The credit limit is normally a percentage of the company’s net worth. When net worth is not available for a new customer, the credit limit will be based on a combination of company size, number of employees, and usage of transportation services.

Credit limits will be adjusted based on risk levels determined through E-RAM. High risk accounts will receive less credit on a percentage basis than low risk accounts.

Below is an example of a credit limit matrix that will be used to set an account’s credit limit.

Credit Limit Matrix % of Net Worth
E-RAM Risk Category
Low (8.0 - 10.0)	20%
Medium (7.0 - 7.9)	15%
High (4.0 - 6.9)	10%
Very High (0.0 - 3.9)	0%

If the recommended credit limit is insufficient to support the level of projected business for the credit applicant, the credit specialist will initiate additional analysis of the applicant’s creditworthiness. If the facts indicate it is prudent to raise the credit limit, the specialist will raise the limit. If the facts do not support the level of credit needed by the applicant, the specialist will recommend actions that can be taken by the applicant in order to increase the credit limit, and protect Yellow’s interest.

If, based on other information, the recommended credit limit seems to be excessive for the credit applicant, the credit specialist may, also, lower the limit to a more reasonable level.

E.	Determining Credit Hold

A credit hold is a credit management tool used to control Yellow’s credit exposure when dealing with high-risk customers. It is a term with several distinctions that will be explained below. “Driver Collect” is a form of “Credit Hold.”

The credit specialist will notify the appropriate parties in a credit hold situation. Yellow will not sell to a debtor on an open account basis that is with a third party collection agency, or is with an attorney for legal action.

Conditions That Initiate a Review of a Customer for Possible Credit Hold

•	Bankruptcy

•	New credit applicant does not meet minimum credit standards

•	Credit application not on file from new credit applicant

•	Existing account does not meet minimum credit standards

•	Collector initiates a severe delinquency request

Credit Hold Types

Based on the degree of risk identified, the customer will be placed on one of the following types of credit hold:

•	Company or personal check (code B)

•	Cash or certified funds (code A, used if a Non Sufficient Funds check was received)

•	Stop all deliveries and pickups ( used when third party billing is involved )

Driver/Terminal Management Responsibility

Because the drivers, and terminal manager are the points-of-contact for customer pickups and deliveries, they will be responsible for implementing a credit hold.

If the terminal manager or account manager has a sound business reason for believing an exception to the credit hold is in the best interest of Yellow, then the Exceptions to Policy process should be followed.

F.	The Exception Process

Responsibility for any exceptions to the policy will rest with the appropriate management level indicated in the table presented below. This process will allow for factors other than credit risk to be considered when making the decision to sell to the credit applicant.

Once both managers at the appropriate level have agreed to an exception and notified the involved credit specialist, the credit specialist will confirm the exception by e-mail, and implement the exception process.

Management Levels

Finance	Sales	Corporate Sales
Credit Specialist	Account Manager	Account Manager
Credit Manager	Account Manager	Account Manager
Director of Revenue Management	Director of Sales	Area V.P.
V.P. of Financial Services	Area V.P./Sales V.P.	V.P.
Ex. V.P. & CAO	Sr. Sales V.P.	Sr. Sales V.P.

President & Chief Executive Officer

VII.	Glossary of Terms

E-RAM – Enterprise Risk Assessment Manager. E-RAM is a web enabled version of a credit scoring program developed by Dun & Bradstreet that considers both the credit applicant’s information and data from Dun & Bradstreet’s extensive business database.

Security – Security is a means to reduce the risk associated with an account. It includes such items as deposits, Letter of Credit, and guarantees.

Deposit – A sum of money placed with Yellow that acts as collateral to be drawn on should the customer not pay as agreed.

Letter of Credit – A letter of credit is a declaration by a bank that the bank will make certain payments on behalf of a specified party, its customer, under specified conditions. The LOC substitutes the bank’s credit for the customer.

Guarantee – Guarantees are used to sell to a weak customer on open credit terms, and reduce the possibility of a loss. A guarantee exists when open credit terms are provided to a customer, and a third party (guarantor) guarantees that in event of a default by the customer, the third party will be liable for the debt.

D&B Failure Score – The D&B Failure Score predicts the likelihood that a company will cease business during the next 12 months. The score ranges from 1 to 100, where 1 is poor and 100 is good.

D&B Credit Score – The D&B Credit Score predicts the likelihood that a company will pay its bills 25% past terms and 10% over 90+ days during the next 12 months. The score ranges from 1 to 100, where 1 is poor and 100 is good.

90+ Aging Index – The 90+ Aging Index is a percentage of an account’s open receivables that are over 90 days past due.

RTCA – Real Time Customer Acquisition. RTCA is a Yellow proprietary application that is used by the Customer Service Center to quickly establish a new account, provide a pricing discount, and check the D&B Credit Score.

Standard Terms of Sale (Net 15) – Full payment is due within 15 days of invoice date.

Credit Limit – The determination of how much risk Yellow is willing to assume when dealing with a specific customer.

D&B Average High Credit – D&B uses its extensive trade experience database to calculate the average amount of open receivables for a company.

Credit Hold – The process of deciding to stop business on an unsecured basis because of a high-risk situation.

Credit Management P.O. Box 7929 Overland Park, KS 66207-9948 Fax: 913-234-8987

CONFIDENTIAL CREDIT APPLICATION AND ACKNOWLEDGEMENT OF TERMS

1. Firm’s Legal Name _______________________________	In Business Since ___________________________________

d/b/a __________________________________________ Fed. Tax No.
Yellow __________________________________

2. Firm’s Address _________________________________________________________________________________________
Street City State/Prov Zip/Postal Code

3. Phone Fax St. of incorp. or registration of partnership _____________

4. We do business as a	☐ Corporation	☐ Partnership	☐ Sole Proprietor	☐ Other ______________
(describe)
☐ Limited Liability Corporation ☐ Limited Partnership

5. Full names and home addresses of corporation officers, partners, or proprietor (give social security number(s) if a Partnership or Sole Proprietorship):
______________________________________________________________________________________________________
______________________________________________________________________________________________________
______________________________________________________________________________________________________
______________________________________________________________________________________________________
______________________________________________________________________________________________________

6.	Type of current business ____________________________________________	DUNS # ___________________________

7.	The undersigned has filed ☐ or has not filed ☐ for or been the subject of a bankruptcy as a company or as an individual.
Has filed Chapter 7 ☐ Chapter 11 ☐ Chapter 13 ☐ Date filed ___________________________________

8.	Credit Availability Requested (2 x expected monthly service) $ __________________________________________________

9.	All orders are subject to credit approval. The undersigned acknowledges that Yellow’s extension and maintenance of credit to the undersigned is at Yellow’s sole discretion.

10.	The management of Yellow may, at their discretion, establish a fee for any customer checks which are returned for non- sufficient funds or are dishonored for any reason.

11.	Mail freight bills to ______________________________________________________________________________________

Address _______________________________________________________________________________________________

Street/P.O. box City State/Prov Zip/Postal Code

A/P Individual ___________________________ Phone ___________________________ Fax _________________________

12.	CURRENT FINANCIAL STATEMENTS MAY BE REQUIRED WITH THIS APPLICATION IF DEEMED NECESSARY BY YELLOW MANAGEMENT TO MAKE A DECISION REGARDING CREDIT AVAILABILITY.

13.	SECURITY INSTRUMENTS OR DEPOSITS MAY BE REQUIRED WITH THIS APPLICATION IF DEEMED NECESSARY BY YELLOW MANAGEMENT TO MAKE CREDIT AVAILABLE TO THE APPLICANT.

14.	Major Trade References:

A.__________________________________________________________________________________________________________
(Name) (Complete Address)
____________________________________________________________________________________________________________
(Phone) (Fax) (Account No.) (Contact Person)
B.__________________________________________________________________________________________________________
(Name) (Complete Address)
____________________________________________________________________________________________________________
(Phone) (Fax) (Account No.) (Contact Person)
C.__________________________________________________________________________________________________________
(Name) (Complete Address)
____________________________________________________________________________________________________________
(Phone) (Fax) (Account No.) (Contact Person)

15. Bank References:
A.__________________________________________________________________________________________________________
(Name) (Complete Address) ☐ Checking ☐ Loan ☐ Savings
____________________________________________________________________________________________________________
(Phone) (Account No.) (Contact Person)
B.__________________________________________________________________________________________________________
(Name) (Complete Address) ☐ Checking ☐ Loan ☐ Savings
____________________________________________________________________________________________________________
(Phone) (Account No.) (Contact Person)

16.	The undersigned acknowledge(s) Yellow’s payment terms to be: All accounts are due and payable 15 days from invoice date; and agrees to remit payment in accordance therewith. In the event of a change in the Applicant’s credit condition, Yellow reserves the right to apply security to delinquent balances, and/or to require additional security as deemed appropriate. The undersigned further acknowledge(s) that the foregoing payment terms are subject to change without notice.

17.	The undersigned agrees that in order to induce Yellow to extend credit, the proper venue and situs for any legal action brought by either party arising out of this Application shall be the District Court of Johnson County, Kansas or the U.S. District Court for the District of Kansas located in Wyandotte County, Kansas.

18.	ACKNOWLEDGEMENT OF RESPONSIBILITY: IN ORDER TO INDUCE YELLOW TO PROVIDE CREDIT TO THE ABOVE-NAMED FIRM, AND IN CONSIDERATION OF SUCH CREDIT BEING EXTENDED, THE ABOVE-NAMED FIRM AGREES THAT IN THE EVENT CREDIT ISSUED PURSUANT TO THIS APPLICATION IS NOT RE-PAID IN ACCORDANCE WITH THE ABOVE-REFERENCED PAYMENT TERMS, THE ABOVE-NAMED FIRM AGREES TO REIMBURSE YELLOW FOR ALL COSTS, EXPENSES, CHARGES, AND FEES EXPENDED BY YELLOW IN EFFECTING COLLECTION, INCLUDING BY WAY OF ILLUSTRATION, COLLECTION AGENTS’ FEES, ATTORNEYS’ FEES, FILING FEES, ETC., TOGETHER WITH INTEREST THEREON AND ON THE AMOUNT DUE AT 18% PER ANNUM COMPOUNDED MONTHLY OR AT THE HIGHEST RATE OF INTEREST PERMITTED BY APPLICABLE LAW, WHICHEVER IS LESS.

19.	The undersigned is applying for extension of credit. The above information, which the undersigned warrants to be true and correct, is submitted as a basis for considering this Application. Yellow is authorized to investigate relationships with trade suppliers or financial institutions for the purpose of establishing credit.

20.	The undersigned individual who is either a principal of the credit applicant or a sole proprietorship of the credit applicant, recognizing that his or her individual credit history may be a factor in the evaluation of the credit history of the applicant, hereby consents to and authorizes the use of a consumer credit report on the undersigned by the above named business credit grantor, from time to time as may be needed, in the credit evaluation process.

21.	Submitted this date _____________________________

22.	_________________________________________________	___________________________________________________
	Print Signatory	Signature of President / Officer / Partner / Owner

EXHIBIT V

FORM OF SUBORDINATED NOTE

SUBORDINATED NOTE

May 21, 2004

1. Note. FOR VALUE RECEIVED, the undersigned, YELLOW ROADWAY RECEIVABLES FUNDING CORPORATION, a Delaware corporation (“Yellow-SPC”), hereby unconditionally promises to pay to the order of                              a                      corporation (“Payee”), in lawful money of the United States of America and in immediately available funds, on the “Collection Date” (as defined in the “Sale Agreement” referred to below) the aggregate unpaid principal sum outstanding of all “Subordinated Loans” made from time to time by Payee to Yellow-SPC pursuant to and in accordance with the terms of that certain Receivables Sale Agreement dated as of May 21, 2004 between Yellow Transportation, Inc. and Roadway Express, Inc., as sellers, and Yellow-SPC, as buyer (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”). Reference to Section 1.2 of the Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement or, if not defined therein, in the Purchase Agreement (hereinafter defined).

2. Interest. Yellow-SPC further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the Base Rate; provided, however, that if Yellow-SPC shall default in the payment of any principal hereof, Yellow-SPC promises to, on demand, pay interest at the rate of the Base Rate plus 2% on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each month in arrears; provided, however, that Yellow-SPC may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.

3. Principal Payments. Payee is authorized and directed by Yellow-SPC to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by Yellow-SPC, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Payee to make any such entry or any error therein shall expand, limit or affect the obligations of Yellow-SPC hereunder.

4. Subordination. The indebtedness evidenced by this Subordinated Note is subordinated to the prior payment in full of all of Yellow-SPC’s recourse obligations under that certain Receivables Purchase Agreement dated as of May 21, 2004 by and among Yellow-SPC, Falcon Asset Securitization Corporation, Blue Ridge Asset Funding Corporation, Wachovia Bank, National Association, individually and as Blue Ridge Agent, and Bank One, NA, individually, as Falcon Agent and as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Agents and the Purchasers (each, as defined in the Purchase Agreement) and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Purchase Agreement. Until the date on which all Capital outstanding under the Purchase Agreement has been repaid in full and all other obligations of Yellow-SPC and/or the Servicer thereunder and under the Fee Letters referenced therein (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, Payee shall not demand, accelerate, sue for, take, receive or accept from Yellow-SPC, directly or indirectly, in cash or other property or by set-off or any other manner (including, without limitation, from or by way of collateral) any payment or security of all or any of the indebtedness under this Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same; provided, however, that (i) Payee hereby agrees that it will not institute against Yellow-SPC any proceeding of the type described in Section 6.1(c) of the Sale Agreement unless and until the Collection Date has occurred and (ii) nothing in this paragraph shall restrict Yellow-SPC from paying, or Payee from requesting, any payments under this Subordinated Note so long as Yellow-SPC is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the funds used for such payments to any of the Senior Claimants and further provided that the making of such payment would not otherwise violate the terms and provisions of the Purchase Agreement. Should any payment, distribution or security or proceeds thereof be received by Payee in violation of the immediately preceding sentence, Payee agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Agents for the benefit of the Senior Claimants.

5. Bankruptcy; Insolvency. Upon the occurrence of any Servicer Default described in Section 7.1(c) of the Purchase Agreement involving Yellow-SPC as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of Capital and the Senior Claim (including Discount and CP Costs accruing under the Purchase Agreement after the commencement of any such proceeding, whether or not any or all of such Discount is an allowable claim in any such proceeding) before Payee is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of Yellow-SPC of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Agents for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

6. Amendments. This Subordinated Note shall not be amended or modified except in accordance with Section 9.1 of the Sale Agreement. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of each of the Agents.

7. Governing Law. This Subordinated Note shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws and decisions of the State of New York. Wherever possible each provision of this Subordinated Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Subordinated Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Subordinated Note.

8. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Payee additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

9. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party other than Payee without the prior written consent of each of the Agents, and any such attempted transfer shall be void.

YELLOW ROADWAY RECEIVABLES FUNDING CORPORATION

By:
Title:

SCHEDULE

TO

SUBORDINATED NOTE

DATE	AMOUNT OF SUBORDINATED LOAN	AMOUNT OF PRINCIPAL PAID	UNPAID PRINCIPAL BALANCE	NOTATION MADE BY (INITIALS)

SCHEDULE A

DOCUMENTS AND RELATED ITEMS TO BE DELIVERED ON OR PRIOR TO THE

INITIAL PURCHASE

I. Receivables Sale Agreement

A. Receivables Sale Agreement dated as of May 21, 2004 (the “Sale Agreement”) by and between Yellow Transportation, Inc., an Indiana corporation (the “Originator”), and Yellow Roadway Receivables Funding Corporation, a Delaware corporation (“Yellow-SPC”), with the following exhibits:

Exhibit I -	Definitions
Exhibit II -	Places of Business of Originator; Locations of Records; Trade
Names; Prior Names; Federal Employer I.D. Number
Exhibit III -	Compliance Certificate
Exhibit IV -	Credit and Collection Policy
Exhibit V -	Subordinated Note

B. Subordinated Notes dated May 21, 2004 executed by Yellow-SPC in favor of each of the two Originators.

C. Certificate of each Originator’s [Assistant] Secretary certifying:

1. An attached copy of such Originator’s Articles/Certificate of Incorporation (certified within 60 days prior to closing by the Indiana Secretary of State)

2. An attached copy of such Originator’s By-Laws

3. An attached copy of resolutions of such Originator’s Board of Directors authorizing such Originator’s execution, delivery and performance of the Sale Agreement and related documents

4. The names, titles and specimen signatures of such Originator’s officers authorized to execute and deliver the Sale Agreement and related documents

D. Good standing certificates for Yellow Transportation, Inc. from the States of Indiana and Kansas certified within 30 days prior to closing, and for Roadway Express, Inc. from the States of Delaware and Ohio certified within 30 days prior to closing.

E. Pre-filing state and federal tax lien, judgment lien and UCC lien searches against each Originator from its jurisdiction of incorporation and the jurisdiction where it maintains its chief executive office.

F. UCC Financing Statements naming each Originator, as debtor, and Bank One, NA, as Administrative Agent, as total assignee of secured party, for filing in each Originator’s jurisdiction of incorporation.

G. Post-filing UCC lien searches against each Originator from its jurisdiction of incorporation. [post-closing]

H. Collection Account Agreements

1. Bank of America [within 60 days post-closing]

2. Bank One

I. Opinions:

1. Corporate/UCC opinions

2. True Sale/Non-consolidation opinion

J. CFO’s Compliance Certificate.

K. Letter of release signed by Deutsche Bank.

L. UCC-3 Termination Statements with respect to the existing deal.

II. Receivables Purchase Agreement

A. Receivables Purchase Agreement dated as of May 21, 2004 (the “Purchase Agreement”) by and among Yellow-SPC, Falcon Asset Securitization Corporation, Blue Ridge Asset Funding Corporation, Wachovia Bank, National Association, individually and as Blue Ridge Agent, and Bank One, NA, individually, as Falcon Agent and as Administrative Agent (in such capacity, the “Administrative Agent”) with the following exhibits:

Exhibit I -	Definitions
Exhibit II -	Places of Business of Yellow-SPC; Locations of Records; Trade
Names; Federal Employer I.D. Number, Organization I.D. Number
Exhibit III -	Lockboxes; Collection Accounts; Concentration Accounts; and Depositary Accounts
Exhibit IV -	Compliance Certificate
Exhibit V -	Collection Account Agreement
Exhibit VI -	Credit and Collection Policy
Exhibit VII -	Form(s) of Invoice(s)
Exhibit VIII -	Monthly Report
Exhibit IX -	Form of Purchase Notice

B. Fee Letter dated as of May 21, 2004 by and between Yellow-SPC and the Falcon Agent.

C. Fee Letter dated as of May 21, 2004 by and between Yellow-SPC and the Blue Ridge Agent.

D. Certificate of Yellow-SPC’s [Assistant] Secretary certifying:

1. An attached copy of Yellow-SPC’s Certificate of Incorporation (certified within 30 days prior to closing by the Delaware Secretary of State)

2. An attached copy of Yellow-SPC’s By-Laws

3. An attached copy of resolutions of Yellow-SPC’s Board of Directors authorizing Yellow-SPC’s execution, delivery and performance of the Purchase Agreement and related documents

4. The names, titles and specimen signatures of Yellow-SPC’s officers authorized to execute and deliver the Purchase Agreement and related documents

E. Good standing certificates for Yellow-SPC from the following states certified within 30 days prior to closing:

1. Delaware

2. Kansas

F. UCC Financing Statement naming Yellow-SPC, as debtor, and the Administrative Agent, as secured party, for filing with the Secretary of State of Delaware.

G. Post-filing UCC lien searches against Yellow-SPC from the Secretary of State of Delaware [Post-closing]

H. [Reserved]

I. Purchase Notice executed by Yellow-SPC.

J. Opinion of Yellow-SPC’s re corporate/UCC issues

K. Yellow-SPC’s CFO’s Compliance Certificate.

L. Liquidity Agreement dated as of May 21, 2004 by and between Falcon and Bank One.

M. Liquidity Agreement dated as of May 21, 2004 by and between Blue Ridge and Wachovia.